Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of enVVeno Medical Corporation on Form S-8 (File No. 333-256504) and Form S-3 (File No. 333-237592 and File No. 333-248865) and Post-Effective Amendment No. 1 on Form S-3 (File No. 333-252874) of our report dated March 28, 2022, with respect to our audits of the financial statements of enVVeno Medical Corporation as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of enVVeno Medical Corporation for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

New York, NY
March 28, 2022